Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/22/09	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S THIRD QUARTER EARNINGS RISE ON STRONG GLOBAL RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced strong results for the third quarter ended September 30, 2009, fueled by positive comparable sales in every area of the world. In constant currencies, the Company posted higher revenues, operating income and earnings per share compared with the prior year.

“Alignment behind McDonald’s long-term business strategy, the Plan to Win, is clear as our growth continues to be a systemwide effort with each area of the world contributing,” said McDonald’s Chief Executive Officer, Jim Skinner. “McDonald’s global results demonstrate the resilience of our strategies and our ability to execute successfully.”

McDonald’s reported the following third quarter highlights:

•	Global comparable sales increased 3.8% with the U.S. up 2.5%, Europe up 5.8% and Asia/Pacific, Middle East and Africa up 2.2%

•	Consolidated operating income increased 6% (11% in constant currencies) over the prior year

•	Earnings per share of $1.15, a 10% increase (14% in constant currencies) over the prior year

•	The quarterly cash dividend increased 10% to $0.55 per share – the equivalent of $2.20 per share annually – effective fourth quarter 2009

•	Approximately $1.3 billion returned to shareholders through share repurchases and dividends

Jim Skinner continued, “The consistent strength of McDonald’s business is the result of our commitment to the customer. We are keeping the McDonald’s brand in demand and growing market share around the world by serving great tasting food at an outstanding value in a way that’s convenient to today’s consumers.”

For the quarter, the U.S. generated solid comparable sales and drove an operating income increase of 6%. The ongoing appeal of McDonald’s core menu along with favorable consumer response to the new premium Angus Third Pounders and McCafé espresso-based coffees fueled the U.S. results.

McDonald’s Europe delivered strong third quarter comparable sales driving a 10% increase in operating income in constant currencies. Locally relevant premium products and promotions combined with compelling value drove the segment’s quarterly performance.

In Asia/Pacific, Middle East and Africa (APMEA), operating income for the quarter rose 21% in constant currencies with Australia and China leading the segment. Emphasis on convenience, value, operations excellence and core menu are enhancing consumer appeal and driving growth across APMEA.

Jim Skinner concluded, “We begin the fourth quarter from a position of strength, and I am confident that our focus on the customer and commitment to financial discipline will continue to deliver long-term profitable growth for our System and our shareholders. For October, despite a declining informal eating out market around the world, we expect consolidated comparable sales to remain positive.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended September 30,				Nine months ended September 30,

	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation
Revenues	$6,046.7	$6,267.3	(4)	2	$16,771.3	$17,957.4	(7)	3
Operating income	1,932.8	1,823.7	6	11	5,014.7	4,940.7	1	9
Net income	1,261.0	1,191.3	6	11	3,334.2	3,327.9	—	7
Earnings per share-diluted*	1.15	1.05	10	14	3.00	2.89	4	11

*	2009 results include a negative impact due to the effect of foreign currency translation of $0.05 per share for the quarter and $0.22 per share for the nine months.

In addition, the following items impacted the comparison of growth in diluted earnings per share for the nine months ended September 30, 2009 compared with 2008. In the aggregate, these items negatively impacted the comparison by 1 percentage point (2 percentage points in constant currencies):

For the nine months ended September 30, 2009:

•	$0.05 per share after tax gain related to the sale of the Company’s minority interest in Redbox Automated Retail, LLC

For the nine months ended September 30, 2008:

•	$0.09 per share after tax gain on the sale of the Company’s minority interest in Pret A Manger

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, including those operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Comparable sales exclude the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact our comparable sales and guest counts. In addition, the timing of holidays can also impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on October 22, 2009. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and nine months ended September 30, 2009.

The Company plans to release October 2009 sales information on November 9, 2009.

McDonald’s will webcast the investor meeting it plans to host on November 12, 2009. Please access www.investor.mcdonalds.com for more information on presentation times and links to the live webcast. There will also be an archived webcast and podcast available for a limited time.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Quarters ended September 30,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$4,093.6	$4,411.1	(317.5)	(7)
Revenues from franchised restaurants	1,953.1	1,856.2	96.9	5

TOTAL REVENUES	6,046.7	6,267.3	(220.6)	(4)

Operating costs and expenses
Company-operated restaurant expenses	3,299.8	3,587.2	(287.4)	(8)
Franchised restaurants–occupancy expenses	338.6	316.9	21.7	7
Selling, general & administrative expenses	549.6	582.1	(32.5)	(6)
Impairment and other charges (credits), net	(1.5)		(1.5)	n/m
Other operating (income) expense, net	(72.6)	(42.6)	(30.0)	(70)
Total operating costs and expenses	4,113.9	4,443.6	(329.7)	(7)

OPERATING INCOME	1,932.8	1,823.7	109.1	6

Interest expense	117.8	131.6	(13.8)	(10)
Nonoperating (income) expense, net	(6.0)	(6.8)	0.8	12
Gain on sale of investment	(0.6)		(0.6)	n/m

Income before provision for income taxes	1,821.6	1,698.9	122.7	7
Provision for income taxes	560.6	507.6	53.0	10

NET INCOME	$1,261.0	$1,191.3	69.7	6

EARNINGS PER SHARE-DILUTED	$1.15	$1.05	0.10	10

Weighted average shares outstanding-diluted	1,098.2	1,136.0	(37.8)	(3)

n/m Not meaningful

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc /(Dec)

Nine months ended September 30,	2009	2008	$	%
Revenues
Sales by Company-operated restaurants	$11,428.5	$12,705.9	(1,277.4)	(10)
Revenues from franchised restaurants	5,342.8	5,251.5	91.3	2

TOTAL REVENUES	16,771.3	17,957.4	(1,186.1)	(7)

Operating costs and expenses
Company-operated restaurant expenses	9,379.6	10,462.0	(1,082.4)	(10)
Franchised restaurants–occupancy expenses	953.3	932.0	21.3	2
Selling, general & administrative expenses	1,578.4	1,733.2	(154.8)	(9)
Impairment and other charges, net	0.9	1.0	(0.1)	(10)
Other operating (income) expense, net	(155.6)	(111.5)	(44.1)	(40)
Total operating costs and expenses	11,756.6	13,016.7	(1,260.1)	(10)

OPERATING INCOME	5,014.7	4,940.7	74.0	1

Interest expense	358.0	406.4	(48.4)	(12)
Nonoperating (income) expense, net	(34.4)	(66.5)	32.1	48
Gain on sale of investment	(94.9)	(160.1)	65.2	41

Income before provision for income taxes	4,786.0	4,760.9	25.1	1
Provision for income taxes	1,451.8	1,433.0	18.8	1

NET INCOME	$3,334.2	$3,327.9	6.3	—

EARNINGS PER SHARE-DILUTED	$3.00	$2.89	0.11	4

Weighted average shares outstanding-diluted	1,111.6	1,150.4	(38.8)	(3)

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